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                      September 23, 2021

       Luis Felipe Castellanos Lopez Torres
       Chief Executive Officer
       Intercorp Financial Services Inc.
       Torre Interbank, Av. Carlos Villar  n 140
       La Victoria
       Lima 13, Peru

                                                        Re: Intercorp Financial
Services Inc.
                                                            Form 20-F for the
Fiscal Year Ended December 31, 2020
                                                            Filed April 26,
2021
                                                            File No. 001-38965

       Dear Mr. Castellanos Lopez Torres:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Finance